Exhibit 99.2

The following table sets forth the consolidated capitalization of BNC Bancorp (the “Company”) as of June 30, 2014:

•	on an actual historical basis;
•	on an as-adjusted basis as if the offering of up to $60,000,000 principal amount of fixed to floating subordinated notes due 2024 (the “Offering”) had been completed as of June 30, 2014, with $28.5 million of the proceeds applied to pay the outstanding balance of the Company’s senior unsecured term loan and $1.1 million applied for estimated issuance costs; and
•	on a pro forma basis calculated to give effect to the acquisition of Harbor Bank Group, Inc., Charleston, South Carolina (“Harbor”), including the issuance of shares of the Company’s common stock, as if such acquisition had been completed on June 30, 2014, and adjusted to give effect to the net proceeds of the Offering.

The following information should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2013, and the notes thereto, included in the Company’s Annual Report on Form 10-K, the unaudited consolidated financial statements for the six months ended June 30, 2014, and the notes thereto, included in the Company’s Quarterly Report on Form 10-Q.

	June 30, 2014
(Dollars in thousands)	Actual	As Adjusted	Pro Forma As Adjusted (1)

Long Term Debt	101,174	131,589	149,836

Shareholder’s Equity:
Common Stock, no par value, authorized 60,000,000 shares; 23,728,643 issued and outstanding at June 30, 2014	$209,390	$209,390	$260,985
Common Stock, non-voting, no par value, authorized 20,000,000 shares; 5,992,213 shares issued and outstanding at June 30, 2014	57,849	57,849	57,849
Retained earnings	51,385	51,385	51,385
Stock in directors rabbi trust	(3,181)	(3,181)	(3,181)
Directors deferred fees obligation	3,181	3,181	3,181
Accumulated other comprehensive income	8,212	8,212	8,212

Total Shareholders’ Equity	$326,836	$326,836	$378,431
Total Capitalization	$428,010	$458,425	$528,267

Capital Ratios for the Company
Tier 1 capital to risk-weighted assets ratio	9.22%	9.22%	9.25%
Total capital to risk-weighted assets ratio	10.27%	12.37%	12.15%
Tier 1 capital to average assets ratio	7.62%	7.56%	7.57%
Tangible common equity to tangible assets ratio	7.30%	7.24%	7.28%

(1)	The Harbor acquisition will be accounted for as an acquisition using the acquisition accounting method under ASC 805, and accordingly, the assets and liabilities will be recorded at their respective fair values on the date the acquisition is closed. The pro forma adjustments assume an aggregate purchase price of approximately $51.6 million, paid by the issuance of 2,977,000 shares of the Company’s Common Stock (valued at $17.25 per share). Harbor had $4.0 million of short-term borrowings and $18.2 million of long-term debt (after a purchase accounting adjustment of an additional $247,000) at June 30, 2014. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the acquisition is completed and additional analyses are performed to determine the fair values of Harbor tangible and identifiable intangible assets and liabilities as of the closing date of the acquisition. Changes in the fair value of the net assets of Harbor as of the closing date likely will change the amount of purchase price allocable to goodwill. The further refinement of transaction costs, changes in Harbor’s shareholders’ equity, including net income, asset valuations and other items between June 30, 2014 and the closing date of the acquisition will further impact the amount of the purchase price and any excess purchase price recorded as compared to this pro forma analysis. Also impacting the final amounts will be changes to the Company’s stock price, as noted above. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.